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                                                                EXHIBIT 10 (iii)

                            EMPLOYMENT AND CHANGE OF
                                CONTROL AGREEMENT

     THIS EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT ("Agreement") is made and entered into this 1st day of May 2002, by and among United Community Bancorp, Hickory, North Carolina ("UCB"), and R. Steve Aaron ("Executive").

     WHEREAS, Executive is the President and Chief Executive Officer of UCB and has held such positions since the organization of UCB; and

     WHEREAS, the expertise and experience of Executive, his knowledge of the affairs of UCB and his relationships and reputation in the financial institutions industry are extremely valuable to UCB; and

     WHEREAS, it is in the best interests of UCB and its shareholders to maintain an experienced and sound executive management team to manage UCB and to further UCB's overall strategies to protect and enhance the value of its shareholders' investments; and

     WHEREAS, Executive is a party to that certain Employment and Change of Control Agreement dated January 1, 1999 with Catawba Valley Bank, the wholly-owned subsidiary of UCB, and it is the intention of the parties hereto that this Agreement shall supersede and replace the January 1, 1999 Agreement with Catawba Valley Bank which, after the effective date hereof, will be void and of no further force and effect; and

     WHEREAS, UCB and Executive desire to enter into this Agreement to establish the scope, terms and conditions of Executive's employment by UCB; and

     WHEREAS, UCB and Executive desire to enter into this Agreement also to provide Executive with security in the event of a Change of Control of UCB and to insure the continued loyalty of Executive during any such Change of Control in order to maximize shareholder value as well as the continued safe and sound operation of UCB.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Effective Date. The effective time and date of this Agreement shall be deemed to be 12:00:01 o'clock, a.m., on the date of its making set forth above (the "Effective Date").

     2. Definitions. The following defined terms are defined in the referenced Sections of this Agreement.

          TERM                               SECTION
          ----                               -------
          Accounting Firm                    Section 9(b)
          Additional Payment                 Section 9(a)
          Base Salary                        Section 6(a)

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          TERM                               SECTION
          ----                               -------
          Benefits Plans                     Section 6(c)
          Cause                              Section 7(b)
          Board                              Section 3
          Change of Control                  Section 8(b)
          Commissioner                       Section 14(d)
          Date of Termination                Section 7(f)
          Disability                         Section 7(a)
          Disability Effective Date          Section 7(a)
          Effective Date                     Section 1
          Excise Tax                         Section 9(a)
          FDIC                               Section 14(d)
          Group                              Section 8(b)
          Incumbent Directors                Section 8(b)
          Initial Termination Date           Section 4
          IRS                                Section 9(a)
          1934 Act                           Section 8(b)
          Notice of Termination              Section 7(e)
          Payment                            Section 9(a)
          Person                             Section 8(b)
          Term                               Section 4

     3. Employment. Executive will be employed as the President and Chief Executive Officer of UCB. Executive's responsibilities, duties, prerogatives and authority in such executive offices, and the clerical, administrative and other support staff and office facilities provided to him, shall be those customary for persons situated in a similar executive capacity. In his executive capacities Executive shall report to the Board of Directors of UCB (the "Board").

     4. Term. The initial term of employment under this Agreement will commence on the Effective Date and will terminate at the beginning of the business day on the third (3rd) anniversary of the Effective Date (the "Initial Termination Date"). This Agreement will automatically renew on the Initial Termination Date, and on each subsequent anniversary of the Initial Termination Date, for a term of one year, provided, however, that within 90 days of any such renewal, the Board of Directors shall review the Executive's performance and shall make a specific determination pursuant to such review to permit the term to renew for an additional year.

     5. Extent of Service. During the term of this Agreement, and excluding any periods of vacation, sick or other leave to which Executive is entitled under this Agreement, Executive agrees to devote such attention and time during normal business hours to the business and affairs of UCB, and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's best efforts to perform faithfully and efficiently his responsibilities and duties under this Agreement. During the term of this Agreement it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable, trade association, community and similar activities, and/or (ii) manage personal business interest and investments, so long as such activities do not interfere with the performance of Executive's responsibilities and duties under this Agreement.

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     6. Compensation and Benefits.

          (a) Base Salary. UCB will pay the Executive during the term of this Agreement, as compensation for all services rendered by him to UCB, a Base Salary in such amounts and at such intervals as continue to be commensurate with his duties and responsibilities as President and Chief Executive Officer. The Executive's initial Base Salary will be $192,000.00 per annum ("Base Salary"). The Executive's Base Salary may be increased from time to time to reflect the duties of the Executive. In reviewing the Executive's Base Salary, the Board will consider the overall performance of the Executive and the service of the Executive rendered to UCB and its subsidiaries, as well as increases in the cost of living and may also provide for performance or merit increases. Participation in UCB's cash incentive, deferred compensation, stock option, stock purchase, discretionary bonus, pension, life insurance and other employee benefit plans and participation in any fringe benefits will not cause a reduction of the Base Salary.

          (b) Management Incentives and Discretionary Bonuses. During the term of this Agreement, the Executive shall be entitled, in an equitable manner based on the terms of any bonus and incentive plans that have been approved, or may from time to time be approved, by the Board, with all other key management personnel of UCB, to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board to UCB's key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to such incentives and discretionary bonuses when and as declared by the Board.

          (c) Participation in Retirement and Employee Benefit Plans; Fringe Benefits. The Executive shall be entitled to participate in any plan relating to incentive and deferred compensation, stock options, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefit plans (hereafter, collectively referred to as the "Benefit Plans"), that UCB has adopted, or may from time to time adopt, for the benefit of its executive employees and for employees generally, subject to the eligibility rules of such plans. The Executive shall also be entitled to participate in any fringe benefits which are now, or may be, or may become applicable to UCB's executive employees. Executive will be entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of UCB, except that the Board may, in its discretion, provide for more vacation and/or sick leave than normal practice and policy of UCB.

          (d) Automobile. UCB shall provide Executive, for his personal and business use, with an automobile mutually satisfactory to the Executive and the Board. UCB shall assume the costs associated with ownership of such automobile, provided, however, that Executive shall be responsible for expenses incurred with his personal use of the automobile.

          (e) Reimbursement of Business Expenses. UCB shall reimburse the Executive for all out-of-pocket reasonable and necessary business expenses which the Executive may incur in connection with his service on behalf of UCB, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other activities which are commensurate with the duties and responsibilities to be performed by the

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Executive under this Agreement. In estimating base salaries and cash incentives or bonuses, the Board will consider personal cash contributions and non-tax deductible expenses that are normally expected of executive employees in the financial institutions industry in a position commensurate with that of Executive.

     7. Termination of Employment (Other Than In Connection With A Change of Control).

          (a) Death or Disability. Executive's employment with UCB shall terminate automatically upon Executive's death during the term of this Agreement, and in which event the Executive's estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which the Executive's death shall have occurred. If the Board determines in good faith that the Disability of Executive has occurred during the term of this Agreement (pursuant to the definition of Disability set forth below) it may give to Executive written notice in accordance with Section 7(e) and 15(g) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with UCB shall terminate effective on the 60th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within such time, Executive shall not have returned to full-time performance of his duties as Executive. For purposes of this Agreement, "Disability" shall mean the absence of Executive from his duties with UCB on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Board, or the insurers of UCB and acceptable to Executive or his legal representative, which acceptance shall not be unreasonably withheld, subject to (i) UCB's obligations, and Executive's rights, under (A) the Americans With Disabilities Act, 42 U.S.C. (S)(S)1210 et seq., and (B) the Family and Medical Leave Act, 29 U.S.C. (S)(S)2601 et seq. (and the regulations promulgated under the foregoing
Acts), and (ii) the exclusion from such 180 business day calculation of any business days constituting vacation days and any business days which an employee is permitted to be absent under the disability, sick or other leave policies of UCB.

          (b) Cause. UCB may terminate Executive's employment with UCB for Cause in which event the Executive shall have no right to receive compensation or other benefits hereunder for any period after such termination for Cause. For purposes of this Agreement, "Cause" shall mean termination of employment because of the Executive's personal dishonesty, incompetence, willful material misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful material violation of any law, rule, or regulation (other than traffic violations or other similar misdemeanor offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement. For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of UCB. Any act, or failure to act, based upon authority given pursuant to resolutions duly adopted by the Board or based upon the advice of counsel for UCB shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the interest of UCB.

          (c) Termination by UCB Other Than For Cause, Death or Disability. Notwithstanding the foregoing, UCB may terminate the employment of the Executive at any time

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during the term of this Agreement upon ninety (90) days prior written notice to the Executive provided, however, that in the event of involuntary termination of the Executive's employment under this Agreement, the Executive shall be entitled to receive a lump sum equal to any accrued and awarded, but unpaid bonuses or incentives earned in previous performance periods plus the present value of any remaining Base Salary due throughout the remaining term of this Agreement discounted at a rate of 7% per annum. UCB shall also carry the Executive's medical and disability insurance, as well as any other benefits in which the Executive participates, for a like period.

          (d) By Executive. The Executive's employment under this Agreement may be terminated at any time by the Executive upon ninety (90) days prior written notice to UCB. Upon such termination, the Executive shall be entitled to receive the compensation and benefits payable to the Executive under this Agreement through the Date of Termination.

          (e) Notice of Termination. Any termination by UCB for Disability or Cause or by Executive shall be communicated by Notice of Termination to the other party thereto given in accordance with Section 15(g) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice except as otherwise provided in Section 7(a)). The failure by Executive or UCB to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability or Cause, or by Executive of any fact or circumstance supporting his claim for payments following a Change of Control Termination as set forth in Section 8(a) below, shall not waive any right of Executive or UCB hereunder or preclude Executive or UCB from asserting such fact or circumstance in enforcing Executive's or UCB's rights hereunder.

          (f) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by UCB for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by UCB other than for Cause, Disability, death, or by Executive, ninety (90) days after the date of receipt of the Notice of Termination, and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

     8. Termination In Connection With a Change of Control.

          (a) Change of Control Termination. In the event that UCB terminates the Executive's employment, other than for Cause or Disability in connection with, or within twelve (12) months after, any Change of Control of UCB, or, in the event of a voluntary termination of the Officer's employment in connection with, or within twelve (12) months after any Change of Control of UCB under which the Executive shall have incurred a reduction of compensation or a reduction of responsibilities (irrespective of title) or shall have been required to change his workplace location greater than 35 miles from Hickory, North Carolina, from any full service

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banking office of UCB or any of its subsidiaries ("Change of Control
Termination"), then the Executive shall be entitled to receive the greater of
(i) the severance payment offered by UCB in such Notice of Termination, and (ii) the following amounts:

          (i) a lump sum amount equal to 2.99 times the average annual salary paid to the Executive over the previous three 12 month periods, plus

          (ii) a lump sum equal to 2.99 times the average annual cash bonuses and incentives paid to the Executive over the previous three 12 month periods, plus

          (iii) the Executive shall be carried on the medical and disability programs of UCB for the remaining period of this Agreement from the Date of Termination; provided, however, that if Executive becomes re-employed with another employer and is eligible to receive substantially the same benefits under the other employer's medical and disability programs as Executive would receive under UCB's medical and disability programs, then the benefits hereunder shall be secondary to those provided under such other employer's programs during such applicable period of eligibility.

          (b) Definition of Change of Control. A Change of Control shall be deemed to have occurred upon: (i) any "Person" or "Group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), but not including UCB, or any "employee benefit plan" (as defined in or pursuant to the Employee Retirement Income Security Act of 1974, 29 U.S.C. (S)1002(3), and as used herein "Person" or "Group") becoming the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) or otherwise acquiring control, directly or indirectly, of securities of UCB representing twenty-five percent (25%) or more of the voting power of UCB's then outstanding securities; (ii) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the directors of UCB; (iii) the merger of UCB into another entity, the merger of any entity into UCB or the acquisition of assets by UCB, in any such case with the result that the beneficial owners of UCB's outstanding securities immediately prior to such transaction do not beneficially own more than sixty percent (60%) of UCB's outstanding securities after the consummation of such transaction; (iv) the sale or other transfer of more than fifty percent (50%) of the assets of UCB to any entity not controlled by UCB; (v) the consummation of any transaction by UCB that results (A) in the majority of the Board after the consummation of such transaction not being composed of Incumbent Directors, or (B) the beneficial owners of UCB's outstanding securities immediately prior to the consummation of such transaction not beneficially owning more than sixty percent (60%) of UCB's outstanding securities after such transaction; or (vi) the occurrence of any other event or circumstance which is not described in the foregoing provisions of this Section 8(b) but which the Board determines affects control of UCB and constitutes a Change of Control for purposes of this Agreement. The term "Incumbent Director" shall mean any director who as of the Effective Date was a member of the Board, or any individual becoming a member of the Board subsequent to the Effective Date whose election by UCB shareholders was recommended by at least two-thirds (2/3) of the then Incumbent Directors on the Board.

     Notwithstanding the foregoing, a Change of Control shall not include any transaction to which Executive consents in a writing specifically noting this provision of this Agreement.

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     9. Additional Payments.

          (a) Amount of Additional Payments. Anything in this Agreement seemingly to the contrary notwithstanding, in the event it shall be determined that any or the aggregate of all payments, distributions, accelerations of vesting, awards and provisions of benefits of UCB to or for the benefit of the Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise) (a "Payment") would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then prior to the making of any Payment to the Executive, a calculation shall be made of the amount of the Excise Tax and an additional cash payment (the "Additional Payment") shall be promptly made to the Executive in the sum of (i) the Excise Tax and (ii) the total of any Excise Tax payable on the amounts specified in item (i) and this item (ii). In addition, if it shall be determined at any time by reference to Internal Revenue Service ("IRS") regulations or rulings, as a consequence of IRS audits or assessments of Executive (or in settlement thereof), by reference to the terms of the final judgment of a court or other judicial body of competent jurisdiction or as a result of other similar events requiring Executive to pay an Excise Tax or any income or other excise tax on the amounts specified in this Section 9(a), that an Additional Payment made was less than the sums specified in items (i) and
(ii) above, UCB promptly shall make a further cash payment to Executive in the sum of (x) such deficit and (y) any Excise Tax on such further cash payment.

          (b) Determination of Excise Tax and Other Amounts. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 9(a) shall be made by UCB's regular independent accounting firm or, at the election of Executive, another nationally recognized independent accounting firm (either, the "Accounting Firm") which shall provide detailed supporting analyses and calculations. All fees and expenses of the Accounting Firm shall be borne solely by UCB. Any determination by the Accounting Firm shall be binding upon UCB and Executive.

     10. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by UCB and for which Executive may qualify, nor, subject to Section 15(e), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or other agreement with UCB. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or other agreement with UCB at or subsequent to a Date of Termination shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.

     11. Full Settlement. UCB's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which UCB may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement; provided, however, that Executive's right to receive benefits

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under the Bank's medical and disability programs to the extent that Executive obtains other employment shall be limited as provided in Section 8(a)(iii).

     12. Covenants.

          (a) Covenant of Loyalty. During the term of this Agreement, the Executive shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

          (b) Covenant Not to Compete. In consideration of employment of the Executive by UCB during the term of this Agreement, and for a period of one (1) year after termination, the Executive agrees that he will not, within any county in which UCB, any financial institution subsidiary of UCB, or any subsidiary of any such financial institution subsidiary, maintains offices, directly or indirectly own, manage, operate, join, control or participate in the management, operation or control of or be employed by or connected in any manner with any business which competes with UCB or any of the other subsidiaries of UCB, without the prior written consent of UCB; provided, however, that the provisions of this section shall not apply in the event that the Executive's employment is involuntarily terminated by UCB without Cause and no additional noncompetition agreement is made as part of a separate severance agreement. Notwithstanding the foregoing, the Executive shall be free, without such consent, to purchase or hold as an investment or otherwise up to three percent (3%) of the outstanding stock or other securities of any bank which has its securities publicly traded on any national securities exchange or through an over-the-counter market.

          (c) Covenant Not to Disclose. The Executive will hold in strict confidence, during the term of this Agreement and at all times thereafter, all knowledge or information, of a confidential nature with respect to the business of UCB and all subsidiaries of UCB received by the Executive during the term of this Agreement and will not disclose or make use of such information without the prior written consent of UCB.

          (d) Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements contained in this Section 12 are reasonable in their time, territory and scope, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of time, territory or scope of any such covenants in any proceeding to enforce any such covenants.

          (e) Enforceability. Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 12, and that in addition to all other rights and remedies available to UCB, UCB shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

          (f) Separate Covenants and Severability. The covenants and agreements contained in this Section 12 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable by a court of competent jurisdiction as a result. If any

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portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

     13. Assignment and Successors.

          (a) Executive. This Agreement is personal to Executive and without the prior written consent of UCB shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) UCB. This Agreement shall inure to the benefit of and be binding upon UCB and its respective successors and assigns. UCB will require any successor to it (whether direct or indirect, by stock or asset purchase, merger, consolidation or otherwise) to all or substantially all of its business or more than fifty percent (50%) of its assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent it would be required to perform it if no such succession had taken place. As used in this Agreement, "UCB" shall mean UCB as hereinbefore defined and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     14. Regulatory Intervention. Notwithstanding anything in this Agreement to the contrary, the obligations of UCB under this Agreement are subject to the following terms and conditions:

          (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of UCB's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. (S)1818(e)(3) and (g)(1)), UCB's obligations hereunder, as applicable, shall be suspended as of the date of service unless stayed by appropriate proceedings. If the changes in the notice are dismissed, all of UCB's obligations, as applicable, which were suspended, shall be reinstated.

          (b) If Executive is removed and/or permanently prohibited from participating in the conduct of UCB's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. (S)1818(e)(4) and (g)(1)), all obligations of UCB, as applicable, under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

          (c) If UCB is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. (S)1813(x)(1)), all obligations of UCB under this Agreement shall terminate as of the date of default, but any vested rights of Executive shall not be affected.

          (d) All obligations of UCB under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of UCB, if so ordered by the North Carolina Commissioner of Banks (the "Commissioner") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an

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agreement to provide assistance to or on behalf of UCB under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C
(S)1823(c)), or if so ordered by the Commissioner at the time the FDIC approves a supervisory merger to resolve problems related to operation of UCB or when UCB is determined by the Commissioner to be in an unsafe or unsound condition. Any rights of Executive that shall have vested under this Agreement shall not be affected by such action.

          (e) With regard to the provisions of this Section 14(a) through (d):

               (i) UCB agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

               (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit UCB to resume their obligations to pay compensation hereunder, UCB will promptly make such payment hereunder; and

               (iii) During any period of suspension under Section 14(a), the vested rights of Executive shall not be affected except to the extent precluded by such notice.

          (f) UCB's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the FDIC promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C.
(S)1828(k)) limiting or prohibiting any "golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided by UCB under this Agreement are so prohibited or limited.

     15. Miscellaneous.

          (a) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and except as provided in Sections 8(a)(iii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

          (b) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          (c) Severability. If any provision or covenant, of any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

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          (d) Other Agents. Nothing in this Agreement is to be interpreted as limiting UCB from employing other personnel on such terms and conditions as may be satisfactory to it.

          (e) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between UCB and Executive, with respect to the subject matter hereof and supersedes and invalidates any previous employment and severance agreements or contracts with Executive. No representatives, inducements, promises or agreements, oral or otherwise, which are not embodied herein, shall be of any force and effect.

          (f) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

          (g) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given on delivery, if delivered, or three (3) days after mailing, if mailed first class, certified mail, postage prepaid:

          To UCB:

          United Community Bancorp
          1039 Second Street, N.E.
          Hickory, North Carolina 28601
          Attn: Chairman of the Board

          To Executive:

          R. Steve Aaron
          1740 10th Street Court N.W.
          Hickory, North Carolina 28601-1734

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

          (h) Amendment and Modifications. This Agreement may be amended or modified only by a writing signed by all parties hereto, which makes specific reference to this Agreement.

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

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment and Change of Control Agreement as of the date first above written.

                                       UNITED COMMUNITY BANCORP


                                       By:
                                           -------------------------------------
                                           David E. Cline, Chairman of the Board


                                       EXECUTIVE:


                                           -------------------------------------
                                           R. Steve Aaron, President and
                                           Chief Executive Officer

                                       12